CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due June 30, 2017	2,689,412	$10.00	$26,894,120	$3,122.41

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-8 of product supplement VCN-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$10.00	$26,894,120
Underwriting discount(1)	$ 0.25	$672,353
Proceeds, before expenses, to Bank of America Corporation	$ 9.75	$26,221,767

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.20 per unit, respectively.

Merrill Lynch & Co.
June 23, 2011

2,689,412 Units Pricing Date June 23, 2011

Variable Coupon Notes Settlement Date July 1, 2011

Linked to a Basket of 16 Common Equity Securities, Maturity Date June 30, 2017

due June 30, 2017 CUSIP No. 06050R783

$10 principal amount per unit

Term Sheet No. 667

Variable Coupon Notes

The notes have a maturity of approximately six years

The notes provide annual coupon payments based on the average performance of an equally-weighted basket of 16 common equity securities (the “Basket Stocks”), subject to a maximum Coupon Rate of 10.91% per annum and a Minimum Coupon Rate of 1.50% per annum

Payment of principal amount and the final coupon payment at maturity

Payment of interest and repayment of principal at maturity are subject to the credit risk of Bank of America Corporation

No listing on any securities exchange

Market Downside Protection

Enhanced Income

Market Access

Enhanced Return

Market Downside Protection

Summary

The Variable Coupon Notes Linked to a Basket of 16 Common Equity Securities, due June 30, 2017 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and all payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes provide investors with annual interest payments based upon the performance of an equally-weighted basket (the “Basket”) of 16 common equity securities. The Basket consists of the following common equity securities:

Basket Stock	Ticker	Weight	Initial Share Price
Aflac, Inc.	AFL	6.25%	44.74
Apple Inc.	AAPL	6.25%	325.60
Barrick Gold Corporation	ABX	6.25%	43.51
Cisco Systems, Inc.	CSCO	6.25%	15.28
Deere & Company	DE	6.25%	80.35
Ford Motor Company	F	6.25%	13.30
Halliburton Company	HAL	6.25%	46.12
JPMorgan Chase & Co.	JPM	6.25%	39.91
Las Vegas Sands Corp.	LVS	6.25%	38.92
Potash Corporation of Saskatchewan Inc.	POT	6.25%	52.17
Priceline.com Incorporated	PCLN	6.25%	482.34
Salesforce.com, Inc.	CRM	6.25%	142.70
Schlumberger Limited	SLB	6.25%	81.64
UnitedHealth Group Incorporated	UNH	6.25%	50.85
Wal-Mart Stores, Inc.	WMT	6.25%	53.12
Yahoo! Inc.	YHOO	6.25%	14.89

The notes are not traditional debt securities, and investors may not earn interest on their investment above the minimum coupon of 1.50% per annum.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement VCN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Variable Coupon Notes	TS-2

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately six years
Coupon Determination Dates:

June 25, 2012; June 24, 2013; June 23, 2014; June 23, 2015; June 23, 2016; and June 23, 2017; subject to postponement as described on page S-20 of product supplement VCN-2 if it is determined that a scheduled Coupon Determination Date is not a trading day or if a Market Disruption Event occurs on a scheduled Coupon Determination Date.

Coupon Payment Dates:	Annually, on June 30, of each year or, if that day is not a business day, the next following business day.
Coupon Payments:

On each Coupon Payment Date, the applicable Coupon Payment payable on the notes will equal the product of the principal amount and the Coupon Rate determined on the applicable Coupon Determination Date.

Initial Share Price:	For each Basket Stock, the Initial Share Price will be the Volume Weighted Average Price of the Basket Stock listed on page TS-2.
Volume Weighted Average Price:

For each Basket Stock, the price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Basket Stock taking place on all U.S. exchanges on the pricing date from approximately 9:30 a.m. to 4:02 p.m. for Basket Stocks whose primary exchange is the New York Stock Exchange, and from 9:30 a.m. to 4:05 p.m. for Basket Stocks whose primary exchange is the Nasdaq Global Select Market.

Annual Level:	For each Basket Stock, the Annual Level will be the Closing Price of one share of the Basket Stock on the applicable Coupon Determination Date, multiplied by its Price Multiplier.
Minimum Coupon Rate:	1.50% per annum.
Auto-Cap:	10.91%
Return Floor:	Not applicable
Price Multiplier:	For each Basket Stock, 1, subject to adjustment for certain corporate events relating to the Basket Stocks described beginning on page S-22 of product supplement VCN-2.
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.25 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-7.

Coupon Payment Determination

On each Coupon Determination Date, the Performance Level for each Basket Stock will be determined as follows:

The Coupon Rate will equal the arithmetic average of the Performance Level (the “Average Performance Level”) of each of the Basket Stocks on the applicable Coupon Determination Date. However, in no event will the Coupon Rate be less than the Minimum Coupon Rate.

Variable Coupon Notes	TS-3

Hypothetical Coupon Rate Calculations

Examples

Set forth below are examples of the calculations of the hypothetical Coupon Rates (rounded to the nearest hundredth and expressed as percentages) determined on each of the Coupon Determination Dates, based upon the Minimum Coupon Rate of 1.50% per annum and the Auto-Cap of 10.91%. The examples illustrate, for the Initial Share Prices set forth in the table on page TS-5, and a range of hypothetical Annual Levels on each Coupon Determination Date:

▪	the hypothetical Stock Return and Performance Level of each Basket Stock;

▪	the hypothetical Average Performance Level; and

▪	the hypothetical Coupon Rate payable on the applicable Coupon Payment Date.

On the first Coupon Determination Date, the hypothetical Stock Return of each Basket Stock is less than zero. The Performance Level of each Basket Stock will equal its hypothetical Stock Return, resulting in a hypothetical Average Performance Level of -19.13%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than the Minimum Coupon Rate, the hypothetical Coupon Rate for June 30, 2012 is 1.50%.

On the second Coupon Determination Date, the hypothetical Stock Returns of eight Basket Stocks are less than zero, and the hypothetical Stock Returns of the other eight Basket Stocks are greater than zero. Because of the Auto-Cap, the Performance Levels of each of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap, and the Performance Levels of each of the Basket Stocks with a Stock Return that is less than zero will equal its hypothetical Stock Return. The hypothetical Average Performance Level is -0.61%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than the Minimum Coupon Rate, the hypothetical Coupon Rate for June 30, 2013 is 1.50%.

On the third Coupon Determination Date, the hypothetical Stock Return of one Basket Stock is less than zero, and the hypothetical Stock Return of each of the other Basket Stocks is greater than zero. Because of the Auto-Cap, the Performance Level of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap, and the Performance Level of the Basket Stock with a Stock Return that is less than zero will equal its hypothetical Stock Return. The hypothetical Average Performance Level is 9.92%. Therefore, the hypothetical Coupon Rate for June 30, 2014 is 9.92%.

On the fourth Coupon Determination Date, the hypothetical Stock Return of two Basket Stocks is less than zero, and the hypothetical Stock Return of each of the other Basket Stocks is greater than zero. Because of the Auto-Cap, the Performance Level of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap, and the Performance Level of each of the Basket Stocks with a Stock Return that is less than zero will equal its hypothetical Stock Return. The hypothetical Average Performance Level is -0.77%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than the Minimum Coupon Rate, the hypothetical Coupon Rate for June 30, 2015 is 1.50%.

On the fifth Coupon Determination Date, the hypothetical Stock Return of each Basket Stock is greater than zero. Because of the Auto-Cap, the Performance Level of each Basket Stock will equal the Auto-Cap. Therefore, even though the hypothetical average Stock Return is 14.13%, the hypothetical Coupon Rate for June 30, 2016 is 10.91%.

On the sixth Coupon Determination Date, the hypothetical Stock Return of each Basket Stock is greater than zero. Because of the Auto-Cap, the Performance Level of the Basket Stocks with a Stock Return that is greater than zero will equal the Auto-Cap. Therefore, even though the hypothetical average Stock Return is 2.54%, the hypothetical Average Performance Level is 10.91%. As a result, the hypothetical Coupon Rate for June 30, 2017 is 10.91%.

These examples and the table below are for illustration only. The Coupon Rate on one or more Coupon Payment Dates may be limited to the Minimum Coupon Rate.

Variable Coupon Notes	TS-4

		June 30, 2012			June 30, 2013			June 30, 2014
	Initial Share Price	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level
Aflac, Inc.	44.74	35.79	-20.00%	-20.00%	40.27	-9.99%	-9.99%	47.42	5.99%	10.91%
Apple Inc.	325.60	227.92	-30.00%	-30.00%	335.37	3.00%	10.91%	351.00	7.80%	10.91%
Barrick Gold Corporation	43.51	32.63	-25.01%	-25.01%	38.72	-11.01%	-11.01%	43.95	1.01%	10.91%
Cisco Systems, Inc.	15.28	11.92	-21.99%	-21.99%	15.74	3.01%	10.91%	16.43	7.53%	10.91%
Deere & Company	80.35	68.30	-15.00%	-15.00%	70.71	-12.00%	-12.00%	81.15	1.00%	10.91%
Ford Motor Company	13.30	9.71	-26.99%	-26.99%	13.83	3.98%	10.91%	13.77	3.53%	10.91%
Halliburton Company	46.12	39.66	-14.01%	-14.01%	40.12	-13.01%	-13.01%	49.49	7.31%	10.91%
JPMorgan Chase & Co.	39.91	34.72	-13.00%	-13.00%	41.91	5.01%	10.91%	43.00	7.74%	10.91%
Las Vegas Sands Corp.	38.92	35.03	-9.99%	-9.99%	33.47	-14.00%	-14.00%	41.92	7.71%	10.91%
Potash Corporation of Saskatchewan Inc.	52.17	46.43	-11.00%	-11.00%	56.34	7.99%	10.91%	55.82	7.00%	10.91%
Priceline.com Incorporated	482.34	371.40	-23.00%	-23.00%	409.99	-15.00%	-15.00%	501.63	4.00%	10.91%
Salesforce.com, Inc.	142.70	108.45	-24.00%	-24.00%	149.84	5.00%	10.91%	145.55	2.00%	10.91%
Schlumberger Limited	81.64	68.58	-16.00%	-16.00%	73.07	-10.50%	-10.50%	84.91	4.01%	10.91%
UnitedHealth Group Incorporated	50.85	42.21	-16.99%	-16.99%	51.87	2.01%	10.91%	48.31	-5.00%	-5.00%
Wal-Mart Stores, Inc.	53.12	43.56	-18.00%	-18.00%	47.01	-11.50%	-11.50%	55.51	4.50%	10.91%
Yahoo! Inc.	14.89	11.76	-21.02%	-21.02%	15.26	2.48%	10.91%	15.63	4.97%	10.91%
Hypothetical Average Stock Return			-19.13%			-4.03%			4.44%

Hypothetical Average Performance Level				-19.13%			-0.61%			9.92%

Hypothetical Coupon Rate				1.50%			1.50%			9.92%

		June 30, 2015			June 30, 2016			June 30, 2017
	Initial Share Price	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level	Annual Level	Stock Return	Perfor- mance Level
Aflac, Inc.	44.74	45.63	1.99%	10.91%	50.78	13.50%	10.91%	45.63	1.99%	10.91%
Apple Inc.	325.60	332.44	2.10%	10.91%	364.67	12.00%	10.91%	335.37	3.00%	10.91%
Barrick Gold Corporation	43.51	8.70	-80.00%	-80.00%	48.30	11.01%	10.91%	45.69	5.01%	10.91%
Cisco Systems, Inc.	15.28	15.30	0.13%	10.91%	17.27	13.02%	10.91%	15.43	0.98%	10.91%
Deere & Company	80.35	81.64	1.61%	10.91%	92.40	15.00%	10.91%	83.56	4.00%	10.91%
Ford Motor Company	13.30	13.43	0.98%	10.91%	15.16	13.98%	10.91%	13.63	2.48%	10.91%
Halliburton Company	46.12	6.92	-85.00%	-85.00%	50.96	10.49%	10.91%	47.73	3.49%	10.91%
JPMorgan Chase & Co.	39.91	40.97	2.66%	10.91%	44.30	11.00%	10.91%	41.71	4.51%	10.91%
Las Vegas Sands Corp.	38.92	39.83	2.34%	10.91%	43.79	12.51%	10.91%	41.06	5.50%	10.91%
Potash Corporation of Saskatchewan Inc.	52.17	57.39	10.01%	10.91%	60.52	16.01%	10.91%	52.95	1.50%	10.91%
Priceline.com Incorporated	482.34	487.65	1.10%	10.91%	569.16	18.00%	10.91%	484.75	0.50%	10.91%
Salesforce.com, Inc.	142.70	143.91	0.85%	10.91%	166.96	17.00%	10.91%	143.77	0.75%	10.91%
Schlumberger Limited	81.64	83.52	2.30%	10.91%	93.89	15.00%	10.91%	81.84	0.24%	10.91%
UnitedHealth Group Incorporated	50.85	51.31	0.90%	10.91%	59.49	16.99%	10.91%	51.49	1.26%	10.91%
Wal-Mart Stores, Inc.	53.12	54.18	2.00%	10.91%	61.62	16.00%	10.91%	54.32	2.26%	10.91%
Yahoo! Inc.	14.89	15.19	2.01%	10.91%	17.05	14.51%	10.91%	15.37	3.22%	10.91%
Hypothetical Average Stock Return			-8.38%			14.13%			2.54%

Hypothetical Average Performance Level				-0.77%			10.91%			10.91%

Hypothetical Coupon Rate				1.50%			10.91%			10.91%

Variable Coupon Notes	TS-5

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement VCN-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	The Coupon Rate on one or more Coupon Payment Dates may be limited to the Minimum Coupon Rate.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	The Coupon Rate that will be applicable to each Coupon Payment Date is limited to the same rate as the Auto-Cap.

▪	Due to the Auto-Cap, a significantly negative Stock Return of one or more Basket Stocks may not be offset by the positive stock return of one or more other Basket Stocks.

▪	Your investment return, if any, may be less than a comparable investment directly in the Basket or the Basket Stocks.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket Stocks.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪

In seeking to provide you with what we believe to be competitive terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes described on page TS-7. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The Coupon Payments will not be affected by all developments relating to the Basket Stocks.

▪	Changes in the value of one or more of the Basket Stocks may be offset by changes in the value of one or more of the other Basket Stocks.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪

You will have no rights of a holder of any of the Basket Stocks, you will have no rights to receive any of the Basket Stocks, and you will not be entitled to dividends or other distributions by the issuers of the Basket Stocks.

▪

Although we or our affiliates may from time to time hold one or more Basket Stocks, we do not control any company included in the Basket and are not responsible for any disclosure made by any other company.

▪	Our business activities relating to the issuers of the Basket Stocks may create conflicts of interest with you.

▪	The issuers of the Basket Stocks have no obligations relating to the notes and we will not perform any due diligence procedures with respect to these issuers.

▪	Purchases and sales of the Basket Stocks by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	The Annual Level of each Basket Stock determined on any Coupon Determination Date is not subject to adjustment for all corporate events.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	You should consider the tax consequences of investing in the notes. See “Certain U.S. Federal Income Taxation Considerations” below and beginning on page S-29 of product supplement VCN-2.

Variable Coupon Notes	TS-6

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Annual Level of each of the Basket Stocks will be greater than the Initial Share Price on each of the Coupon Determination Dates.

▪	You accept that the Coupon Rate applicable to each annual interest period is uncertain and may not be more than the Minimum Coupon Rate.

▪	You accept that the Coupon Rate for each Coupon Payment Date is limited to the same rate as the Auto-Cap.

▪	You seek exposure to the Basket Stocks with no expectation of dividends or other benefits of owning the Basket Stocks.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the Annual Level of each of the Basket Stocks will be less than the Initial Share Price on each of the Coupon Determination Dates.

▪	You seek an investment that provides annual interest payments with a guaranteed rate or a floating rate that is not limited to the Auto-Cap.

▪	You want to receive dividends or other distributions paid on the Basket Stocks.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and other conflicts of interest, see “Risk Factors,” beginning on page S-8 and “Use of Proceeds” on page S-17 in Product Supplement VCN-2.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however it is not obligated to engage in any such transactions.

Variable Coupon Notes	TS-7

The Basket Stocks

None of the issuers of the Basket Stocks has authorized or sanctioned the notes or participated in the preparation of this term sheet. Each of these issuers is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Companies with securities registered under the Exchange Act are required to file periodically financial and other information required by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material also can be obtained from the Public Reference Section at prescribed rates. In addition, information filed electronically by each of the issuers of the Basket Stocks with the SEC can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

This term sheet relates only to the notes and does not relate to the Basket Stocks. We are not offering or selling securities of any of the issuers of the Basket Stocks. The descriptions of the Basket Stocks in this section are derived from the publicly available documents described in the preceding paragraph. None of us or our affiliates has participated in the preparation of these documents, verified the accuracy or the completeness of the information concerning the Basket Stocks included in the publicly available documents or made any due diligence inquiry with respect to the Basket Stocks. We do not make any representation that the publicly available documents or any other publicly available information about the Basket Stocks are accurate or complete. There can be no assurance that events occurring prior or subsequent to the date of this term sheet (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that might affect the value of any of the Basket Stocks have been or will be publicly disclosed. Because each Coupon Payment is related to the value of the Basket Stocks, those events, if any, also would affect the market value of the notes. We do not intend to furnish to you any additional information about the Basket Stocks. Neither we nor any of our affiliates makes any representation to you as to the future performance of any of the Basket Stocks.

We obtained the historical prices of the Basket Stocks shown below from the Bloomberg Financial® service, without independent verification. The historical value of any Basket Stock should not be taken as an indication of its future performance, and we cannot assure you that its Annual Level determined on any Coupon Determination Date will not decrease from its Initial Share Price.

You should make your own investigation into the Basket Stocks.

Historical Data on the Basket Stocks

The following tables set forth the high, low, and period-end closing prices of each of the Basket Stocks on its principal exchange from the first quarter of 2006 through the pricing date.

Aflac, Inc.

Aflac, Inc. is a general business holding company. The company, through its subsidiaries, provides supplemental insurance to individuals in the United States and Japan. Aflac, Inc.’s products include accident/disability plans, cancer expense plans, short-term disability plans, sickness and hospital indemnity plans, hospital intensive care plans, and fixed-benefit dental plans. This Basket Stock trades on the New York Stock Exchange under the symbol “AFL.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	49.30	45.13	45.13
	Second Quarter	49.15	44.55	46.35
	Third Quarter	46.81	42.46	45.76
	Fourth Quarter	46.00	43.65	46.00

2007	First Quarter	49.26	45.64	47.06
	Second Quarter	53.59	47.34	51.40
	Third Quarter	57.04	50.70	57.04
	Fourth Quarter	62.90	56.47	62.63

2008	First Quarter	65.55	58.72	64.95
	Second Quarter	68.22	62.80	62.80
	Third Quarter	64.25	51.25	58.75
	Fourth Quarter	58.02	30.38	45.84

2009	First Quarter	46.28	11.49	19.36
	Second Quarter	37.66	18.75	31.09
	Third Quarter	43.02	28.65	42.74
	Fourth Quarter	47.14	40.58	46.25

2010	First Quarter	54.82	45.95	54.29
	Second Quarter	56.56	40.48	42.67
	Third Quarter	53.61	43.12	51.71
	Fourth Quarter	57.85	51.45	56.43

2011	First Quarter	59.28	50.45	52.78
	Second Quarter (through the pricing date)	57.00	44.82	45.05

Variable Coupon Notes	TS-8

Apple Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “AAPL.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	85.61	58.72	62.72
	Second Quarter	71.93	56.02	57.12
	Third Quarter	77.74	50.55	77.03
	Fourth Quarter	91.80	73.18	84.84

2007	First Quarter	97.13	83.27	92.91
	Second Quarter	125.09	90.24	122.04
	Third Quarter	154.50	117.05	153.54
	Fourth Quarter	199.83	153.76	198.08

2008	First Quarter	194.97	119.15	143.50
	Second Quarter	189.96	147.14	167.44
	Third Quarter	179.69	105.26	113.66
	Fourth Quarter	111.04	80.49	85.35

2009	First Quarter	109.87	78.20	105.12
	Second Quarter	144.67	108.69	142.43
	Third Quarter	186.15	135.40	185.37
	Fourth Quarter	211.64	180.76	210.86

2010	First Quarter	235.83	192.00	234.93
	Second Quarter	274.16	235.86	251.53
	Third Quarter	292.46	240.16	283.75
	Fourth Quarter	325.47	278.64	322.56

2011	First Quarter	363.13	326.72	348.45
	Second Quarter (through the pricing date)	353.10	315.32	331.23

Barrick Gold Corporation

Barrick Gold Corporation is an international gold company with operating mines and development projects in the United States, Canada, South America, Australia, and Africa. This Basket Stock trades on the New York Stock Exchange under the symbol “ABX.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	31.46	25.65	27.24
	Second Quarter	35.23	26.89	29.60
	Third Quarter	34.04	28.28	30.72
	Fourth Quarter	31.50	28.34	30.70

2007	First Quarter	32.11	27.42	28.55
	Second Quarter	31.17	27.99	29.07
	Third Quarter	40.94	29.60	40.28
	Fourth Quarter	46.98	37.39	42.05

2008	First Quarter	53.57	41.94	43.45
	Second Quarter	46.04	37.36	45.50
	Third Quarter	50.39	26.60	36.74
	Fourth Quarter	37.36	18.14	36.77

2009	First Quarter	39.58	26.04	32.42
	Second Quarter	38.08	27.53	33.55
	Third Quarter	40.04	31.48	37.90
	Fourth Quarter	47.93	34.58	39.38

2010	First Quarter	41.76	34.00	38.34
	Second Quarter	46.38	39.11	45.41
	Third Quarter	47.22	40.03	46.29
	Fourth Quarter	54.83	45.45	53.18

2011	First Quarter	53.88	46.13	51.91
	Second Quarter (through the pricing date)	55.63	43.08	43.99

Variable Coupon Notes	TS-9

Cisco Systems, Inc.

Cisco Systems, Inc. supplies data networking products for the Internet. The company’s Internet Protocol-based networking solutions are installed at corporations, public institutions and telecommunication companies worldwide. The company’s solutions transport data, voice, and video within buildings, across campuses, and around the world. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “CSCO.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	21.97	17.45	21.67
	Second Quarter	21.86	19.30	19.53
	Third Quarter	23.50	17.24	23.00
	Fourth Quarter	27.63	22.98	27.33

2007	First Quarter	28.93	25.30	25.53
	Second Quarter	28.36	25.40	27.85
	Third Quarter	33.22	27.89	33.11
	Fourth Quarter	34.08	26.96	27.07

2008	First Quarter	26.75	22.86	24.09
	Second Quarter	27.54	23.11	23.26
	Third Quarter	24.91	21.04	22.56
	Fourth Quarter	21.95	14.47	16.30

2009	First Quarter	17.79	13.62	16.77
	Second Quarter	20.10	16.85	18.64
	Third Quarter	23.66	18.13	23.54
	Fourth Quarter	24.38	22.67	23.94

2010	First Quarter	26.65	22.47	26.03
	Second Quarter	27.57	21.31	23.31
	Third Quarter	24.77	20.05	21.90
	Fourth Quarter	24.51	19.07	20.23

2011	First Quarter	22.06	17.00	17.15
	Second Quarter (through the pricing date)	18.07	14.85	15.47

Deere & Company

Deere & Company manufactures and distributes a range of agricultural, construction and forestry, and commercial and consumer equipment. The company supplies replacement parts for its own products and for those of other manufacturers. The company also provides product and parts financing services. This Basket Stock trades on the New York Stock Exchange under the symbol “DE.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	39.89	34.00	39.53
	Second Quarter	45.67	38.65	41.75
	Third Quarter	42.39	34.34	41.96
	Fourth Quarter	49.07	41.80	47.54

2007	First Quarter	57.98	45.45	54.32
	Second Quarter	62.15	52.24	60.37
	Third Quarter	74.21	58.55	74.21
	Fourth Quarter	93.12	70.76	93.12

2008	First Quarter	94.69	76.40	80.44
	Second Quarter	93.35	71.38	72.13
	Third Quarter	73.47	47.76	49.50
	Fourth Quarter	46.30	28.77	38.32

2009	First Quarter	45.99	24.83	32.87
	Second Quarter	47.05	34.26	39.95
	Third Quarter	46.31	35.31	42.92
	Fourth Quarter	56.59	41.13	54.09

2010	First Quarter	61.96	48.96	59.46
	Second Quarter	62.21	54.78	55.68
	Third Quarter	73.61	54.50	69.78
	Fourth Quarter	84.46	68.57	83.05

2011	First Quarter	96.89	83.02	96.89
	Second Quarter (through the pricing date)	99.24	78.53	81.73

Variable Coupon Notes	TS-10

Ford Motor Company

Ford Motor Company designs, manufactures, and services cars and trucks. The company also provides vehicle-related financing, leasing, and insurance through its subsidiary. This Basket Stock trades on the New York Stock Exchange under the symbol “F.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	8.93	7.55	7.96
	Second Quarter	7.95	6.36	6.93
	Third Quarter	9.19	6.19	8.09
	Fourth Quarter	9.03	6.88	7.51

2007	First Quarter	8.73	7.51	7.89
	Second Quarter	9.49	7.74	9.42
	Third Quarter	9.64	7.50	8.49
	Fourth Quarter	9.20	6.70	6.73

2008	First Quarter	6.85	5.11	5.72
	Second Quarter	8.48	4.81	4.81
	Third Quarter	6.03	4.17	5.20
	Fourth Quarter	4.55	1.26	2.29

2009	First Quarter	2.94	1.58	2.63
	Second Quarter	6.41	2.74	6.07
	Third Quarter	8.44	5.35	7.21
	Fourth Quarter	10.20	6.84	10.00

2010	First Quarter	14.10	10.28	12.57
	Second Quarter	14.46	9.88	10.08
	Third Quarter	13.16	10.16	12.24
	Fourth Quarter	17.00	12.26	16.79

2011	First Quarter	18.79	14.01	14.91
	Second Quarter (through the pricing date)	15.79	12.78	13.47

Halliburton Company

Halliburton Company provides energy services and engineering and construction services, as well as manufactures products for the energy industry. The company offers services and products and integrated solutions to customers in the exploration, development, and production of oil and natural gas. This Basket Stock trades on the New York Stock Exchange under the symbol “HAL.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	40.43	32.30	36.51
	Second Quarter	41.67	34.14	37.11
	Third Quarter	37.79	27.84	28.45
	Fourth Quarter	33.74	26.57	31.05

2007	First Quarter	32.40	28.27	31.74
	Second Quarter	36.71	31.09	34.50
	Third Quarter	38.95	31.97	38.40
	Fourth Quarter	41.48	35.08	37.91

2008	First Quarter	39.33	31.75	39.33
	Second Quarter	53.07	39.42	53.07
	Third Quarter	53.91	30.29	32.39
	Fourth Quarter	30.32	13.46	18.18

2009	First Quarter	21.16	14.78	15.47
	Second Quarter	24.33	15.55	20.70
	Third Quarter	28.32	18.72	27.12
	Fourth Quarter	31.75	25.74	30.09

2010	First Quarter	34.60	28.10	30.13
	Second Quarter	34.96	21.15	24.55
	Third Quarter	33.40	24.98	33.07
	Fourth Quarter	41.15	31.40	40.83

2011	First Quarter	49.84	38.17	49.84
	Second Quarter (through the pricing date)	50.96	45.33	47.07

Variable Coupon Notes	TS-11

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. This Basket Stock trades on the New York Stock Exchange under the symbol “JPM.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	42.11	38.05	41.64
	Second Quarter	46.65	39.95	42.00
	Third Quarter	47.22	40.71	46.96
	Fourth Quarter	48.95	46.01	48.30

2007	First Quarter	51.65	46.70	48.38
	Second Quarter	53.20	48.24	48.45
	Third Quarter	50.05	43.00	45.82
	Fourth Quarter	47.58	40.46	43.65

2008	First Quarter	48.25	36.48	42.95
	Second Quarter	49.25	34.31	34.31
	Third Quarter	48.24	31.02	46.70
	Fourth Quarter	49.85	22.72	31.53

2009	First Quarter	31.35	15.90	26.58
	Second Quarter	38.94	27.25	34.11
	Third Quarter	46.47	32.27	43.82
	Fourth Quarter	47.16	40.27	41.67

2010	First Quarter	45.02	37.70	44.75
	Second Quarter	47.81	36.61	36.61
	Third Quarter	41.64	35.63	38.07
	Fourth Quarter	42.67	36.96	42.42

2011	First Quarter	48.00	43.40	46.10
	Second Quarter (through the pricing date)	47.64	40.07	40.07

Las Vegas Sands Corp.

Las Vegas Sands Corp. owns and operates casino resorts and convention centers. The company operates in the United States, Macau and Singapore. The company’s casinos offer a wide range of gaming activities and entertainment as well as overnight accommodations, while its expo centers host a wide range of entertainment shows, expositions, and other activities. This Basket Stock trades on the New York Stock Exchange under the symbol “LVS.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	56.72	38.68	56.66
	Second Quarter	77.86	55.00	77.86
	Third Quarter	77.15	59.41	68.35
	Fourth Quarter	97.00	67.77	89.48

2007	First Quarter	108.59	81.02	86.61
	Second Quarter	90.74	72.83	76.39
	Third Quarter	139.71	76.64	133.42
	Fourth Quarter	144.56	103.05	103.05

2008	First Quarter	100.32	71.85	73.64
	Second Quarter	81.50	47.10	47.44
	Third Quarter	56.87	31.83	36.11
	Fourth Quarter	31.32	3.23	5.93

2009	First Quarter	8.48	1.42	3.01
	Second Quarter	11.34	3.74	7.86
	Third Quarter	19.56	6.65	16.84
	Fourth Quarter	18.28	13.17	14.94

2010	First Quarter	21.90	15.37	21.15
	Second Quarter	27.04	19.85	22.14
	Third Quarter	35.59	21.59	34.85
	Fourth Quarter	52.80	35.19	45.95

2011	First Quarter	50.60	36.34	42.22
	Second Quarter (through the pricing date)	47.51	37.82	39.55

Variable Coupon Notes	TS-12

Potash Corporation of Saskatchewan Inc.

Potash Corporation of Saskatchewan Inc. produces potash, phosphate, and nitrogen for the agricultural and industrial industries worldwide. The company conducts operations in Canada, Chile, the United States, Brazil, and Trinidad. This Basket Stock trades on the New York Stock Exchange under the symbol “POT.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	10.98	8.77	9.79
	Second Quarter	11.78	8.80	9.55
	Third Quarter	11.73	9.21	11.58
	Fourth Quarter	16.25	11.50	15.94

2007	First Quarter	18.66	14.89	17.77
	Second Quarter	26.76	17.78	25.99
	Third Quarter	35.23	25.11	35.23
	Fourth Quarter	48.43	34.16	47.99

2008	First Quarter	54.76	40.01	51.74
	Second Quarter	79.83	52.93	76.19
	Third Quarter	76.17	43.90	44.00
	Fourth Quarter	42.68	16.53	24.41

2009	First Quarter	30.40	22.10	26.94
	Second Quarter	39.29	26.54	31.02
	Third Quarter	33.19	28.04	30.11
	Fourth Quarter	40.99	28.48	36.17

2010	First Quarter	42.33	33.12	39.78
	Second Quarter	39.17	28.75	28.75
	Third Quarter	50.16	28.20	48.01
	Fourth Quarter	51.61	44.88	51.61

2011	First Quarter	63.31	51.97	58.93
	Second Quarter (through the pricing date)	61.44	50.97	52.94

Priceline.com Incorporated

Priceline.com Incorporated enables consumers to use the Internet to save money on a variety of products and services. The company’s products allow customers to name their own price on products or services and communicate that demand directly to participating sellers or to their private databases. Participants include domestic and international airlines, and hotel chains. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “PCLN.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	24.87	21.06	24.84
	Second Quarter	32.22	23.81	29.86
	Third Quarter	36.79	25.91	36.79
	Fourth Quarter	43.97	36.75	43.61

2007	First Quarter	55.26	42.29	53.26
	Second Quarter	68.74	54.21	68.74
	Third Quarter	89.95	61.56	88.75
	Fourth Quarter	119.73	84.27	114.86

2008	First Quarter	127.51	89.36	120.86
	Second Quarter	139.66	115.46	115.46
	Third Quarter	117.20	66.84	68.43
	Fourth Quarter	73.65	47.07	73.65

2009	First Quarter	86.68	66.04	78.78
	Second Quarter	118.00	80.88	111.55
	Third Quarter	168.24	103.75	165.82
	Fourth Quarter	229.24	157.79	218.50

2010	First Quarter	255.99	195.35	255.00
	Second Quarter	273.00	175.19	176.54
	Third Quarter	349.93	176.41	348.34
	Fourth Quarter	420.65	330.86	399.55

2011	First Quarter	506.44	409.41	506.44
	Second Quarter (through the pricing date)	555.65	458.78	490.00

Variable Coupon Notes	TS-13

Salesforce.com, Inc.

Salesforce.com, Inc. provides software on demand. The company supplies a customer relationship management service to businesses worldwide providing a technology platform for customers and developers to build and run business applications. Clients use the company to manage their customer, sales and operational data. This Basket Stock trades on the New York Stock Exchange under the symbol “CRM.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	42.65	33.61	36.33
	Second Quarter	37.19	24.90	26.66
	Third Quarter	38.39	21.85	35.88
	Fourth Quarter	44.00	35.26	36.45

2007	First Quarter	49.88	36.07	42.82
	Second Quarter	48.72	40.55	42.86
	Third Quarter	51.32	38.86	51.32
	Fourth Quarter	64.99	48.53	62.69

2008	First Quarter	61.66	47.88	57.87
	Second Quarter	74.43	59.35	68.23
	Third Quarter	70.74	44.76	48.40
	Fourth Quarter	46.41	21.96	32.01

2009	First Quarter	37.03	25.77	32.73
	Second Quarter	44.90	32.69	38.17
	Third Quarter	58.54	35.57	56.93
	Fourth Quarter	74.64	54.51	73.77

2010	First Quarter	77.51	62.08	74.45
	Second Quarter	97.10	75.54	85.82
	Third Quarter	123.14	87.07	111.80
	Fourth Quarter	150.58	99.91	132.00

2011	First Quarter	146.47	120.01	133.58
	Second Quarter (through the pricing date)	153.56	128.96	144.48

Schlumberger Limited

Schlumberger Limited is an oil services company. The company, through its subsidiaries, provides a wide range of services, including technology, project management and information solutions to the international petroleum industry as well as advanced acquisition and data processing surveys. This Basket Stock trades on the New York Stock Exchange under the symbol “SLB.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	65.33	51.68	63.29
	Second Quarter	73.37	54.51	65.11
	Third Quarter	68.07	54.73	62.03
	Fourth Quarter	68.92	57.46	63.16

2007	First Quarter	70.67	56.52	69.10
	Second Quarter	89.20	70.82	84.94
	Third Quarter	107.27	85.84	105.00
	Fourth Quarter	112.09	89.17	98.37

2008	First Quarter	102.31	74.86	87.00
	Second Quarter	108.42	89.24	107.43
	Third Quarter	109.86	73.75	78.09
	Fourth Quarter	76.87	37.74	42.33

2009	First Quarter	47.60	35.19	40.62
	Second Quarter	62.18	41.10	54.11
	Third Quarter	62.41	49.20	59.60
	Fourth Quarter	70.76	56.83	65.09

2010	First Quarter	71.29	60.76	63.46
	Second Quarter	73.15	51.75	55.34
	Third Quarter	63.26	53.33	61.61
	Fourth Quarter	83.63	61.20	83.50

2011	First Quarter	95.04	80.53	93.26
	Second Quarter (through the pricing date)	93.70	81.79	83.07

Variable Coupon Notes	TS-14

UnitedHealth Group Incorporated

UnitedHealth Group Incorporated owns and manages organized health systems in the United States and internationally. The company provides employers products and resources to plan and administer employee benefit programs. The company also serves the health needs of older Americans, provides specialized care services, and provides health care information and research to providers and payers. This Basket Stock trades on the New York Stock Exchange under the symbol “UNH.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	62.90	54.32	55.86
	Second Quarter	55.47	42.09	44.78
	Third Quarter	52.53	44.83	49.20
	Fourth Quarter	53.93	45.27	53.73

2007	First Quarter	56.88	50.88	52.97
	Second Quarter	55.33	51.14	51.14
	Third Quarter	53.58	46.33	48.43
	Fourth Quarter	58.99	47.05	58.20

2008	First Quarter	56.93	33.84	34.36
	Second Quarter	38.08	25.97	26.25
	Third Quarter	33.01	21.00	25.39
	Fourth Quarter	27.04	16.30	26.60

2009	First Quarter	29.99	16.35	20.93
	Second Quarter	28.87	20.54	24.98
	Third Quarter	29.92	23.91	25.04
	Fourth Quarter	32.32	24.04	30.48

2010	First Quarter	35.13	31.48	32.67
	Second Quarter	33.41	28.40	28.40
	Third Quarter	35.73	27.85	35.11
	Fourth Quarter	38.05	33.95	36.11

2011	First Quarter	45.40	37.13	45.20
	Second Quarter (through the pricing date)	52.22	43.55	51.15

Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. operates discount stores, supercenters, and neighborhood markets. The company’s discount stores and supercenters offer merchandise such as apparel, housewares, small appliances, electronics, and hardware. The company’s markets offer a full-line supermarket and a limited assortment of general merchandise. The company operates nationally and internationally. This Basket Stock trades on the New York Stock Exchange under the symbol “WMT.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	48.54	44.74	47.24
	Second Quarter	49.65	45.03	48.17
	Third Quarter	49.81	43.02	49.32
	Fourth Quarter	51.75	45.54	46.18

2007	First Quarter	50.26	45.73	46.95
	Second Quarter	51.21	46.33	48.11
	Third Quarter	49.15	42.27	43.65
	Fourth Quarter	49.43	42.90	47.53

2008	First Quarter	53.62	45.72	52.68
	Second Quarter	59.80	54.08	56.20
	Third Quarter	63.17	56.02	59.89
	Fourth Quarter	59.73	49.67	56.06

2009	First Quarter	57.18	46.42	52.10
	Second Quarter	53.80	47.87	48.44
	Third Quarter	51.88	47.57	49.09
	Fourth Quarter	54.96	49.00	53.45

2010	First Quarter	55.99	52.61	55.60
	Second Quarter	55.53	48.07	48.07
	Third Quarter	54.08	48.00	53.52
	Fourth Quarter	55.36	53.25	53.93

2011	First Quarter	57.57	51.37	52.05
	Second Quarter (through the pricing date)	56.06	52.13	53.29

Variable Coupon Notes	TS-15

Yahoo! Inc.

Yahoo! Inc. is a global Internet media company that offers an online guide to Web navigation, aggregated information content, communication services, and commerce. The company’s site includes a hierarchical, subject-based directory of Web sites, which enables users to locate and access information and services through hypertext links included in the directory. This Basket Stock trades on the Nasdaq Global Select Market under the symbol “YHOO.”

		High Closing Price	Low Closing Price	Period-End Closing Price
2006	First Quarter	43.42	30.07	32.26
	Second Quarter	33.53	29.00	33.00
	Third Quarter	33.38	24.65	25.28
	Fourth Quarter	28.49	23.04	25.54

2007	First Quarter	32.10	25.61	31.29
	Second Quarter	32.09	26.98	27.13
	Third Quarter	27.50	22.52	26.84
	Fourth Quarter	33.63	23.02	23.26

2008	First Quarter	29.98	19.05	28.93
	Second Quarter	28.67	20.66	20.66
	Third Quarter	24.64	16.88	17.30
	Fourth Quarter	16.96	8.95	12.20

2009	First Quarter	14.12	11.01	12.81
	Second Quarter	16.67	12.75	15.66
	Third Quarter	17.81	14.18	17.81
	Fourth Quarter	17.67	14.97	16.78

2010	First Quarter	17.23	14.79	16.53
	Second Quarter	18.97	13.83	13.83
	Third Quarter	15.52	13.08	14.17
	Fourth Quarter	17.02	14.23	16.63

2011	First Quarter	17.77	15.58	16.65
	Second Quarter (through the pricing date)	18.65	14.70	15.08

Variable Coupon Notes	TS-16

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-29 of product supplement VCN-2, which you should carefully review prior to investing in the notes. For purposes of that discussion, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement VCN-2.

Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

A U.S. Holder will be required to recognize interest income equal to the amount of any “positive adjustment” for a note for the taxable year in which a contingent payment is paid (including a payment of interest at maturity). A positive adjustment is the excess of actual payments in respect of contingent payments over the projected amount of contingent payments. A U.S. Holder also will be required to account for any “negative adjustment” for a taxable year in which a contingent payment is paid. A negative adjustment is the excess of the projected amounts of contingent payments over actual payments in respect of the contingent payments. A net negative adjustment is the amount by which total negative adjustments in a taxable year exceed total positive adjustments in such taxable year. A net negative adjustment (1) will first reduce the amount of interest for the note that a U.S. Holder would otherwise be required to include in income in the taxable year, and (2) to the extent of any excess, will result in an ordinary loss equal to that portion of the excess as does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the 2% floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described above in (1) and (2) will be carried forward to offset future interest income on the note or to reduce the amount realized on a sale, exchange, or redemption of the note and, in the case of a payment at maturity, should result in a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

The following table reflects the expected issue date of July 1, 2011 and the scheduled maturity date of June 30, 2017 for the notes, is based upon the projected payment schedule and a comparable yield equal to 3.8546% per annum (compounded annually) that we established for the notes, and shows the amounts of ordinary income from a note that an initial U.S. Holder that holds the note until maturity and pays taxes on a calendar year basis should be required to report each calendar year.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $10.00 principal amount per unit of the notes)	Total Interest Deemed to Have Accrued from Original Issue Date (per $10.00 principal amount per unit of the notes)
July 1, 2011 through December 31, 2011	$0.1909	$0.1909
January 1, 2012 through December 31, 2012	$0.3855	$0.5764
January 1, 2013 through December 31, 2013	$0.3855	$0.9619
January 1, 2014 through December 31, 2014	$0.3855	$1.3474
January 1, 2015 through December 31, 2015	$0.3855	$1.7329
January 1, 2016 through December 31, 2016	$0.3855	$2.1184
January 1, 2017 through June 30, 2017	$0.1935	$2.3119

In addition, we have determined the projected payment schedule for the notes as follows:

Date	Projected Payment
June 30, 2012	$0.3855
June 30, 2013	$0.3855
June 30, 2014	$0.3855
June 30, 2015	$0.3855
June 30, 2016	$0.3855
June 30, 2017	$10.3844

You should be aware that these amounts are not calculated or provided for any purposes other than the determination of a U.S. Holder’s interest accruals and adjustments with respect to the notes for U.S. federal income tax purposes. By providing the table above and the projected payment schedule, we make no representations regarding the actual amounts of interest payments on the notes.

Upon a sale, exchange, or redemption of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or redemption and the holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments under the contingent payment debt regulations), and decreased by the amount of any projected payments for previous periods on the note. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the note.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-29 of product supplement VCN-2.

Variable Coupon Notes	TS-17

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the notes offered by this Note Prospectus have been completed and executed by BAC, and authenticated by the trustee in accordance with the provisions of the Senior Indenture, and delivered against payment therefor as contemplated by this Note Prospectus, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 28, 2011, which has been filed as an exhibit to our Current Report on Form 8-K dated April 28, 2011.

Variable Coupon Notes	TS-18

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement VCN-2 dated October 26, 2010:

http://www.sec.gov/Archives/edgar/data/70858/000119312510236590/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market-downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Variable Coupon Notes	TS-19